Exhibit 23.1

Consent of Independent Auditor

We consent to the inclusion in this Form 8-K/A of Old Second Bancorp, Inc. filed herewith our report dated April 15, 2025, relating to the consolidated financial statements of Bancorp Financial, Inc. and Subsidiary, incorporated by reference in this Current Report on Form 8-K/A filed by Old Second Bancorp, Inc. on September 17, 2025.

/s/ RSM US LLP

Chicago, Illinois

September 17, 2025